ARCO [LOGO]    Media Relations
               515 South Flower Street
               Los Angeles CA  90071-2201
               Telephone  213 486 3385
               Facsimile  213 486 0169

               FOR IMMEDIATE RELEASE                March 24, 1997


ARCO ANNOUNCES INTENTION TO SETTLE ITS
EXCHANGEABLE NOTES WITH LYONDELL STOCK


        LOS ANGELES -- ARCO (NYSE: ARC) today announced its present intention to settle all its 9% Exchangeable Notes due September 15, 1997 with Lyondell

Petrochemical Company stock currently owned by ARCO.

        "Our current intention to exchange out ARCO's equity interest in

Lyondell is consistent with ARCO's priorities," said ARCO Chairman and Chief

Executive Officer Mike R. Bowlin.  "While ARCO has enjoyed a successful relationship with Lyondell, we no longer consider Lyondell central to

ARCO's core business or part of our strategic growth objectives."

        If market conditions remained unchanged, ARCO would expect to realize a gain in excess of $300 million upon the exchange of its shares of

Lyondell stock.  The decision to settle the Notes with Lyondell shares can still be affected by a material change in market conditions.

        ARCO currently owns 39.9 million shares, or 49.9% of the total outstanding shares, of Houston-based Lyondell (NYSE: LYO), a leading manufacturer and marketer of petrochemicals and, through its interest in

LYONDELL-CITGO Refining Company, a manufacturer of refined petroleum products.

        In a 1994 offering, ARCO sold $988 million of 3-year Exchangeable

Notes carrying a 9.0% annual coupon.  At maturity on September 15, 1997,

the Notes are payable, at


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ARCO's option, in shares of Lyondell Common Stock at a price determined in accordance with the terms of the Notes, or cash with an equal value.

        A final decision whether to exchange the Notes for cash or Lyondell

Common Stock must be made by ARCO on or before August 1, 1997.

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For information, contact: (media) Albert Greenstein (213) 486-3384
                          (investor relations) Steve Enger, (213) 486-1811